Alico Reports First Quarter Earnings

LaBelle, FL, February 15, 2008 -- Alico, Inc. (NASDAQ:ALCO), a land management company, announced net earnings for the first quarter of fiscal year 2008 of $2.8 million, or $0.38 per share, compared with net earnings of $2.6 million, or $0.35 per share, during the three months ended December 31, 2006.

Operating revenues during the first quarter of fiscal year 2008 totaled $23.6 million, compared with $26.5 million for the three months ended December 31, 2006.

John R. Alexander, Chairman and Chief Executive Officer, noted, “The decrease in operating revenues for the three months ended December 31, 2007 was due to decreased revenues from operations, primarily citrus, as a result of lower prices in the current fiscal year.”

	Operating revenues		Gross Profits
	Three months ended December 31,		Three months ended December 31,
	2007	2006	2007	2006
Revenues
Agriculture:
Bowen Brothers Fruit	$ 7,815	$ 7,633	$ 103	$ 209
Citrus groves	4,665	6,172	820	2,464
Sugarcane	3,221	3,738	(30)	(406)
Cattle	486	3,653	(372)	618
Alico Plant World	902	749	69	258
Vegetables	1,724	1,117	324	(99)
Sod	196	349	(120)	147
Agriculture operations	19,009	23,411	794	3,191
Real estate operations	3,869	2,447	2,978	2,207
Land leasing and rentals	536	259	459	187
Mining royalties	140	411	109	370
General and administrative	-	-	(3,001)	(3,167)
Total Operations	$ 23,554	$ 26,528	$ 1,339	$ 2,788
Profit on bulk real estate sales	817	1,870	817	1,292
Interest and investments, net	4,333	1,626	1,867	365
Other	265	74	265	74
Total	$ 28,969	$ 30,098	4,288	4,519
Provision for income taxes			1,498	1,939
Net income			$ 2,790	$ 2,580

Earnings per share			$ 0.38	$ 0.35

Addressing the divisional results for the quarter, Mr. Alexander noted that:

•
Citrus prices have declined an estimated 20% during fiscal year 2008 from their prior year levels.  For this reason, the Company expects profits from its citrus groves to be lower in fiscal year 2008 when compared with fiscal year 2007.  Prices have declined in the Florida citrus industry due to an increasing supply of citrus as groves have recovered from the damages brought on by the hurricanes of 2004 and 2005.

•
Fewer calves were sold during the three months ended December 31, 2007 compared with the three months ended December 31, 2006.  As a result, cattle revenues decreased from their prior year levels. Additionally, due to a decline in calving caused by the reduced size of the cattle herd and herd stress brought about by a severe drought, the cost per calf has increased and as a result unit margins have suffered.  Consequently, cattle operations are not expected to perform as well in fiscal year 2008 as they did in fiscal year 2007.

•
The Company restructured a contract in October 2007, with the terms to be retroactive to the original closing in July 2005. The Company recognized approximately $0.8 million of non-operating gain and interest income of $1.5 million in connection with the restructure.

On September 28, 2007, the Board of Directors of the Company approved a change in the Company’s fiscal year end from August 31 to September 30.  The fiscal year change is effective beginning with the Company’s 2008 fiscal year.  The Company’s 2008 fiscal year began on October 1, 2007 and will end September 30, 2008, resulting in a one month transition period that began September 1, 2007 and ended September 30, 2007.

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

John R. Alexander
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements include expectations regarding the future performance of the Company’s operating divisions. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.